SALES CONTRACT

DATE: December 26, 2016

BETWEEN:

Verus Foods, Inc. whose registered office is at 9711 Washingtonian Blvd, Suite 550, Gaithersburg MD 20878, USA, represented by Mr. Anshu Bhatnagar, Chief Executive Officer (hereinafter referred to as "the Seller"),

AND:

[redacted]

Both Parties declare an interest in the sale and purchase of goods under the present Contract and undertake to observe the following Contract:

1. GOODS SOLD :

General Description	Packaging	Wt./Carton	Units / Ctn	UOM	Total QTY	Price UOM	Total Price
Bobby Veal	20x900g	18	20	ctn	[redacted]		
Chunks	20x900g	18	20	ctn	[redacted]		
Veal Leg	4x4.5 Kg	18	4	Kg	[redacted]		
Tenderloin	1x20kg	20	NS	Kg	[redacted]		
Veal Tenderloin	1x20kg	20	NS	Kg	[redacted]		
					Total:	AED	291,656,721
						USD	**78,747,315**

1.1 It is agreed that any information relating to the goods and their use, such as weights, dimensions, volume, color, price, and other data contained in catalogues, leaflets, circulars, newsletters, advertisements, price-lists of the Seller, shall not take effect as terms of the Contract unless expressly referred to in the Contract.

1.2 Unless otherwise agreed, the Buyer does not acquire any industrial or intellectual property rights in which may have been available to him. The Seller also remains the exclusive owner of any industrial or intellectual or industrial property rights relating to the goods.

2. CONTRACT PRICE :

The price of the products hereunder is:

CURRENCY	US Dollars
AMOUNT IN NUMBERS	$78,747,315
AMOUNT IN LETTERS	Seventy Eight Million, Seven Hundred Forty Seven Thousand, Three Hundred Fifteen Dollars

2.1 The price indicated under this clause (Contract price) includes any costs which are borne by the Seller according to this Contract. However, should the Seller have borne any costs which, according to this Contract are payable by the Buyer (e. g. for international transportation or transportation insurance under EXW o FCA delivery terms), such sums shall not be considered as having been included in the price under this clause and shall be reimbursed by the Buyer to the Seller.

2.2 Unless otherwise agreed in writing, the price does not include VAT or other taxes, and is not subject to price adjustment.

3. DELIVERY TERMS

Delivery of goods shall be done according to Incoterms 2010 rules. The rule and delivery lace agreed between the Parties is:

Incoterms for any mode or modes of transport (multimodal transport)

	EXW Ex Works	Place: ....
	FCA Free Carrier	Place: ....
	CPT Carriage Paid To	Place: ....
	CIP Carriage and Insurance Paid to	Place: ....
	DAT Delivered At Terminal	Place: ....
	DAP Delivered At Place	Place: ....
	DDP Delivered Duty Paid	Place: ....

Incoterms for sea transport

	FAS Free Alongside Ship	Port: ....
	FOB Free On Board	Port: ....
x	CFR Cost and Freight	Port: Port Khalid, Rashid, Jebel Ali, SOHAR, Doha, Shuwaikh, Jeddah Islamic Port, King Fahad Industrial Port in Jubail, King Fahad Industrial Port in Yanbu, King Abdul Aziz, Jizan Port, KBSP
	CIF Cost, Insurance and Freight	Port: ....

Other delivery conditions

....

....

Carrier

Any

....

....

4. TIME OF DELIVERY

Delivery of goods will take place within 30 calendar days of the signed Performa invoice.

5. PAYMENT CONDITIONS

The payment shall be paid on the following terms:

Documentary collection (drafts) to the account and bank branch designated by de Seller. The documentary collection will be:

Documents against payment (D/P). or
Irrevocable Letter of Credit (L/C).

The irrevocable Letter of Credit (L/C) shall be:

X	BY PAYMENT AT SIGHT
	BY DEFERRED PAYMENT AT .... DAYS
	BY ACCEPTANCE OF DRAFTS AT .... DAYS
	BY NEGOTIATION

X	UNCONFIRMED
	CONFIRMED Confirmation Bank ....

X	PARTIAL SHIPMENTS ALLOWED
	PARTIAL SHIPMENTS NOT ALLOWED

X	TRANSHIPMENT ALLOWED
	TRANSHIPMENT NOT ALLOWED

Payment will be made on the bank account of the Seller: To be Provided.

6. DOCUMENTS

Unless otherwise specified, the Seller shall provide the Buyer with the documents that correspond to Incoterms applicable in Clause 3, or in absence of any Incoterm, with the following documents:

x	COMMERCIAL INVOICE
x	PACKING LIST
x	TRANSPORT DOCUMENT .... *B/L or CMR*
x	TRANSPORTATION INSURANCE CERTIFICATE
x	CERTIFICATE OF ORIGIN
x	CERTIFICATE OF ANALYSIS
x	CERTIFICATE OF QUALITY CONTROL
	EXPORT LICENSE
	IMPORT LICENSE
x	OTHERS (specify documents) HALAL CERTIFICATE

7. INSPECTION OF THE GOODS BEFORE SHIPMENT

If the Parties have agreed that the Buyer is entitled to inspect the goods before shipment, the Seller will notify the Buyer within a reasonable time before the shipment that the goods are ready for inspection at the agreed place.

8. RETENTION OF TITLE

It is understood that the Products hereunder remain the property of the Seller, until the Buyer has completed payment completely. Until such point the Products shall be deemed to be a deposit in possession of the Buyer, and the Buyer shall meet all obligations incurred by receiving such deposit, while being entitled to administer the Products with due diligence.

9. LATE DELIVERY OR NON-DELIVERY OF GOODS

9.1 If the goods are not delivered for any reason whatsoever (including force majeure) by 15 calendar days of scheduled delivery date the Buyer will be entitled to cancel the month's order of the delayed product. This notification of delay must be made within 15 calendar days following the date agreed for delivery.

9.2 If Buyer notifies the delay after the 15 calendar days following the date agreed for delivery, the compensation shall be calculated from the date of notification.

10. NON-CONFORMITY OF THE GOODS

10.1 The Buyer shall examine the goods as soon as possible after their arrival at destination and shall notify the Seller in writing of any lack of conformity of the goods within 15 days from the date when the Buyer discovers or ought to have discovered the lack of conformity. Under no circumstances shall the Buyer be entitled to receive compensation for lack of conformity if he fails to notify the Seller thereof within 12 months from the date of arrival of the goods at the agreed destination.

10.2 Goods will be deemed to conform to Contract despite minor discrepancies between the delivered and agreed products which are usual in the affected market or through course of dealing between the Parties. However, the Buyer will be entitled to a possible reduction of the equivalent price which might usually be applied in this type of market or through course of dealing.

10.3 When goods are not conforming and when the Buyer, having given notice of lack of conformity in compliance with Clause 10.1, decides not to retain them, the Seller shall have the following options:

(a) Replace the goods with conforming goods, without any additional expense to the Buyer, or

(b) Repair the goods, without any additional expense to the Buyer, or

(c) Reimburse to the Buyer the price paid for the non-conforming goods and thereby terminate the Contract as regards those goods.

10.4. Seller's liability or damages arising from the lack of conformity of the goods shall be:

No more than 10% of the total price of the goods, for the proven loss (including consequential loss, ceasing gain, etc.).

10.5 If the products do not conform to the provisions of the Contract but the Buyer keep them, he will have the right to a price reduction not exceeding: 10% of the price of such goods.

10.6 Unless otherwise agreed in writing, no action for lack of conformity can be taken by the Buyer, whether before judicial or arbitral Tribunals, after 2 years have passed from the date of arrival of goods at destination. It is expressly agreed that after the expiry of such term, the Buyer will not plead non-conformity of the goods.

11. COOPERATION BETWEEN THE PARTIES

11.1 The Buyer shall promptly inform the Seller of any claim made against the Buyer by his customers or third parties concerning the goods delivered or industrial and Intellectual property rights which could arise.

11.2 The Seller will promptly inform the Buyer of any claim which may involve the product liability of the Buyer.

12. FORCE MAJEURE

Neither party shall be liable for delays or breaches of contractual conditions caused by Acts of God (floods, fires, earthquakes, etc.) or by social or legal circumstances (industrial action, changes in legal restrictions of overseas trade, etc.) which are beyond its control.

13. APPLICABLE LAW AND COMPETENT JURISDICTION

The Parties shall exercise their best efforts to resolve by negotiation any dispute, controversy or difference between them arising out or relating to this Contract.

If the dispute is not resolved by direct negotiation, it will be finally settled by:

Legal proceedings in the Courts of the country of the Seller and, specifically, to those of the town/city where the Seller has its registered offices, except if the Seller, if it were the complainant, were to bring its claim before the Courts of the town/city where the other Party has its registered offices.

The Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the aforesaid Regulation. The place of arbitration shall be Dubai, UAE and the proceedings will have to be carried out using English as a language.

14. LANGUAGE

The whole text of the present Contract, as well as the documents derived from it, including those in the Annexes, have been written in:

English, and is therefore considered to be the only authentic text for all legal effects.

Both Parties declare their conformity to the present contract, which is signed on two copies, each of which is considered original.

This contract enters into force the date written above.

Signed by a duly authorized representative of the Seller and of the Buyer.

At Dubai, UAE, on 26th of December, 2016.

For and on behalf of the Seller

Verus Foods, Inc.

[redacted]

(Authorized Signatory)
Mr. Anshu Bhatnagar,
Chief Executive Officer

Date: 27/December/2016

For and on behalf of the Buyer

[redacted]